Exhibit 99.2

KludeIn I Acquisition Corp. Announces Closing of $172,500,000 Initial Public Offering

Berkeley, CA, Jan. 11, 2021 (GLOBE NEWSWIRE) -- KludeIn I Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 17,250,000 units at $10.00 per unit, including 2,250,000 units sold upon exercise of the underwriters’ over-allotment option in full. The units are listed on the Nasdaq Stock Market and trade under the ticker symbol “INKAU”.

Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Stock Market under the symbols “INKA” and “INKAW,” respectively.

The Company is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led by Narayan Ramachandran, Chief Executive Officer and Sriram Raghavan, Co-President.

BTIG, LLC acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

A registration statement relating to the securities sold in the initial public offering has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

KludeIn I Acquisition Corp.
1096 Keeler Avenue,
Berkeley, CA 94708
pr@kludein.com